Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD THIRD QUARTER 2022 RESULTS

Reno, Nevada, October 19, 2022 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank, today announced earnings for the third quarter of 2022 of $7.2 million or $1.24 per share, an increase of $650 thousand from $6.6 million or $1.13 per share during the third quarter of 2021. Diluted earnings per share increased to $1.23 per share during the three months ended September 30, 2022, up from $1.12 per share during the quarter ended September 30, 2021.

For the nine months ended September 30, 2022, the Company reported net income of $18.6 million or $3.19 per share, an increase of $3.1 million from $15.5 million or $2.87 per share earned during the nine months ended September 30, 2021. Earnings per diluted share increased to $3.15 during the nine months ended September 30, 2022 up $0.32 from $2.83 during the first nine months of 2021. Earnings during 2022 set a record for any quarter or nine-month period in the Company’s history.

Return on average assets was 1.72% during the current quarter, up from 1.71% during the third quarter of 2021. Return on average equity increased to 23.7% for the three months ended September 30, 2022, up from 19.6% during the third of 2021. Return on average assets was 1.52% during the nine months ended September 30, 2022, down from 1.58% during the nine months of 2021. Return on average equity increased to 20.1% for the nine months ended September 30, 2022, up from 18.3% during the first nine months of 2021.

Balance Sheet Highlights

September 30, 2022 compared to September 30, 2021

●	Total assets increased by $82 million, or 5%, to $1.7 billion.
●	Gross loans increased by $19 million, or 2%, to $858 million.
●	Investment securities increased by $108 million, or 39%, to $383 million.
●	Total deposits increased by $107 million, or 8%, to $1.5 billion.
●	Non-performing assets decreased by $3.6 million or 66%, to $1.9 million

President’s Comments

Andrew J. Ryback, director, president and chief executive officer of Plumas Bancorp and Plumas Bank stated, “The third quarter of 2022 resulted in record earnings mostly due to rising interest rates. Additionally, average interest earning assets grew by 11%. Non-performing assets to total assets at just 0.11% remain below regional and national peer averages. Plumas stands strong in the face of probable recession and continues to closely monitor the credit portfolio.”

Recently, Plumas Bank was recognized by three leading financial industry groups:

●

Plumas Bank has received awards for the past 8 years from CB Resources. The CB Top Ten™ reported that Plumas Bank ranked 25th in the nation in C-Corp $1 - 5 billion peer group for the 2nd Quarter of 2022. The CB Top Ten™ is a community bank performance scorecard that identifies the banks in the top 10 percent based on asset size and corporation type.  Banks are ranked by the following key performance indicators: Asset Growth, Return on Average Assets, Return on Average Equity, Net Interest Margin, Efficiency Ratio, Non-Performing Assets, Non-Interest Bearing Deposits, and Non-interest Income.

●

Piper Sandler Sm-All Stars Class of 2022 - Plumas Bancorp was named one of 35 publicly traded banks and thrifts to the Piper Sandler Sm-All Stars Class of 2022.  Sm-All Stars identifies the highest quality, top performing small-cap banks and thrifts in the country. To earn Sm-All Star status, companies must have a market capitalization below $2.5 billion and demonstrate strong metrics with regard to growth, profitability, credit quality, and capital strength. This is the fourth time Plumas Bank has earned this award after previously being chosen in 2018, 2019 and 2020.

●

Plumas Bank was ranked 8th in the nation in ICBA’s Top Lenders for 2022 – Based on lending concentration and loan growth, Plumas Bank was ranked 8th in the nation for the $1 billion+ category for agricultural loans.

Ryback commented, “We are honored to be recognized by these prestigious financial industry organizations and realize that it is due to the commitment and diligence of our Board of Directors, executives, and team members as well as the loyalty and support of our clients that make these achievements possible.”

Loans, Deposits, Investments and Cash

Gross loans, excluding loans held for sale, increased by $19 million, or 2%, from $839 million at September 30, 2021, to $858 million at September 30, 2022. Increases in loans included $55 million in commercial real estate loans, $16 million in construction loans, $6 million in residential real estate loans and $3 million in all other loans; these items were partially offset by decreases of $51 million in commercial loans and $10 million in agricultural loans. Excluding PPP loan activity, commercial loans would have increased by $8 million and gross loans would have increased by $78 million or 10%. PPP loans totaled $1 million at September 30, 2022, and $60 million at September 30, 2021. Unamortized loan fees net of unamortized loan costs on PPP loans totaled $52 thousand at September 30, 2022.

Beginning in 2020 we instituted a loan forbearance program to assist borrowers with managing cash flows disrupted due to COVID-19; we ended this program in the fourth quarter of 2021 and there are no loan balances on deferral related to this program at September 30, 2022.

On September 30, 2022, approximately 79% of the Company's loan portfolio was comprised of variable rate loans. The rates of interest charged on variable rate loans are set at specific increments in relation to the Company's lending rate or other indexes such as the published prime interest rate or U.S. Treasury rates and vary with changes in these indexes. The frequency in which variable rate loans reprice can vary from one day to several years. Loans indexed to the prime interest rate were approximately 23% of the Company’s loan portfolio; these loans reprice within one day to three months of a change in the prime rate.

Total deposits increased by $107 million from $1.4 billion at September 30, 2021, to $1.5 billion at September 30, 2022. The increase in deposits includes increases of $68 million in demand deposits and $70 million in savings accounts. These increases were partially offset by declines of $20 million in money market accounts, and $11 million in time deposits. At September 30, 2022, 53% of the Company’s deposits were in the form of non-interest bearing demand deposits. The Company has no brokered deposits.

Total investment securities increased by $108 million from $275 million at September 30, 2021, to $383 million at September 30, 2022. Excluding the effect of a $64 million increase in unrealized loss on investment securities, our investment security portfolio would have grown by $172 million. The Bank’s investment security portfolio consists of debt securities issued by the US Government, US Government agencies, US Government sponsored agencies and municipalities. Cash and due from banks decreased by $39 million from $373 million at September 30, 2021, to $334 million at September 30, 2022.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at September 30, 2022, were $1.9 million, down from $5.5 million at September 30, 2021. Nonperforming assets as a percentage of total assets decreased to 0.11% at September 30, 2022, down from 0.35% at September 30, 2021. OREO decreased by $200 thousand from $569 thousand at September 30, 2021, to $369 thousand at September 30, 2022. Nonperforming loans were $1.5 million at September 30, 2022, and $4.9 million at September 30, 2021. Nonperforming loans as a percentage of total loans decreased to 0.17% at September 30, 2022, down from 0.58% at September 30, 2021.

The provision for loan losses increased by $125 thousand from $875 thousand during the first nine months of 2021 to $1 million during the current period. Net charge-offs totaled $432 thousand and $472 thousand during the nine months ended September 30, 2022, and 2021, respectively. The allowance for loan losses totaled $10.9 million at September 30, 2022, and $10.3 million at September 30, 2021. The allowance for loan losses as a percentage of total loans increased from 1.23% at September 30, 2021, to 1.27% at September 30, 2022. Excluding PPP loans, the allowance for loan losses as a percentage of total loans at September 30, 2022, and 2021 was 1.27% and 1.32%, respectively.

Shareholders’ Equity

Related mostly to an increase in accumulated other comprehensive loss, total shareholders’ equity decreased by $23.1 million from $129.5 million at September 30, 2021, to $106.4 million at September 30, 2022. Excluding $42.3 million in accumulated other comprehensive loss at September 30, 2022, and $1.8 million in accumulated other comprehensive income at September 30, 2021, shareholders’ equity would have increased by $21 million, or 16%, to $149 million. Increases in shareholders’ equity include earnings during the twelve-month period totaling $24.1 million and stock option activity totaling $0.5 million. These items were offset by the payment of cash dividends totaling $3.6 million and an increase in accumulated other comprehensive loss of $44.1 million. The increase in accumulated other comprehensive loss resulted from an increase in the unrealized loss on our investment portfolio, net of tax of $45.2 million partially offset by an increase in the value of our interest rate swaps.

Net Interest Income and Net Interest Margin

Net interest income was $15.7 million for the three months ended September 30, 2022, an increase of $2.2 million from the same period in 2021. The increase in net interest income includes an increase of $2.1 million in interest income and a decrease of $30 thousand in interest expense. Interest and fees on loans, including loans held for sale, decreased by $916 thousand related to a decline of $2.3 million in fees net of costs on PPP loans partially offset by growth in the loan portfolio and an increase in yield on the portfolio. During the current quarter we recorded amortization of loan fees net of loan costs on PPP loans totaling $237 thousand. This compares to $2.5 million during the third quarter of 2021. This includes normal amortization on our PPP portfolio and the effect of PPP loan forgiveness.

Average loan balances decreased by $2 million, while the average yield on these loans decreased by 36 basis points from 5.71% during the third quarter of 2021 to 5.35% during the current quarter. The decrease in loan yield is directly related to the $2.3 million decrease in PPP fees. Excluding PPP loans, yield would have increased by 27 basis points mostly related to an increase in the rate earned on loans tied to the prime interest. The average prime interest rate increased by 210 basis points from 3.25% during the third quarter of 2021 to 5.35% during the current quarter. The average balance of loans held for sale decreased from $15.9 million during the three months ended September 30, 2021, to $2.8 million during the current quarter. The average yield on loans held for sale, all of which are tied to prime and reprice quarterly, increased from 5.48% to 7.05%.

Interest on investment securities increased by $1.4 million from the third quarter of 2021, related to an increase in average investment securities of $133 million to $388 million and an increase in yield on the investment portfolio of 81 basis points from 1.80% during the third quarter of 2021 to 2.61% during the current quarter. Interest on cash balances increased by $1.7 million related to both an increase of 213 basis points in the rate paid on these balances and an increase of $35 million in average cash balances. The rate paid on cash balances increased from 0.16% during the third quarter of 2021 to 2.29% during the current quarter mostly related to an increase in the rate paid on balances held at the Federal Reserve Bank. The average rate paid on Federal Reserve balances was 0.15% during the third quarter of 2021 and 2.25% during the current quarter.

Average interest earning assets during the three months ended September 30, 2022, totaled $1.6 billion, an increase of $157 million from the same period in 2021. The average yield on interest earning assets increased by 15 basis points to 4.07%. Net interest margin for the three months ended September 30, 2022, increased 17 basis points to 4.00%, up from 3.83% for the same period in 2021.

Net interest income for the nine months ended September 30, 2022, was $41.2 million, an increase of $7.2 million from the $34.0 million earned during the same period in 2021. Interest income increased by $7.3 million. Included in interest income during the current nine-month period were PPP fees net of costs of $1.2 million, a decrease of $3.7 million from $4.9 million during the nine months ended September 30, 2021. The average yield on loans, including loans held for sale, decreased by 19 basis points from 5.39% during the first nine months of 2021 to 5.20% during the current period related to the decrease in PPP fees.

Average interest earning assets during the current nine-month period totaled $1.6 billion, an increase of $303 million from the same period in 2021. This increase in average interest earning assets consisted of increases of $79 million in average loan and loans held for sale balances, $123 million in average investment securities and $101 million in average cash balances. The average yield on interest earning assets declined by 11 basis points to 3.68% mostly related to a decline in loan yield. Interest expense increased by $52 thousand. Net interest margin for the nine months ended September 30, 2022, decreased 10 basis points to 3.60%, down from 3.70% for the same period in 2021.

Non-Interest Income/Expense

Non-interest income increased by $553 thousand to $2.6 million during the current quarter up from $2.0 million during the three months ended September 30, 2021. The largest component of this increase was an increase in gain on sale of SBA loans of $353 thousand. We did not sell SBA loans during the second and third quarters of 2021 resulting in an inventory of loans held for sale of $31.3 million at December 31, 2021. During the current quarter we sold $10.7 million in guaranteed portions of SBA loans and ended the quarter with loans held for sale totaling $434 thousand.

During the nine months ended September 30, 2022, non-interest income totaled $8.9 million, an increase of $2.7 million from $6.2 million during the nine months ended September 30, 2021. The largest component of this increase was an increase in gain on sale of loans of $2.1 million. During the nine months ended September 30, 2022, we sold $48.9 million in guaranteed portions of SBA loans. This compares to sales of $7.4 million during the nine months ended September 30, 2021.

During the three months ended September 30, 2022, total non-interest expense increased by $1.6 million from $6.6 million during the third quarter of 2021 to $8.2 million during the current quarter. The largest component of this increase was an increase in salary and benefit expense of $1.4 million. Occupancy and equipment costs increased by $177 thousand. The largest component of this increase relates to an increased investment in software primarily related to our lending platform.

During the three months ended September 30, 2021, the Company qualified for the Employee Retention Credit (ERC). The ERC was made available under the Coronavirus Aid, Relief, and Economic Security Act and modified and extended under the Taxpayer Certainty and Disaster Tax Relief Act of 2020. We recorded an ERC of $1.2 million during the third quarter of 2021 as a reduction of salary and benefit expense.

During the nine months ended September 30, 2022, non-interest expense increased by $5.7 million. The largest components of this increase were $4.0 million in salary and benefit expense, $630 thousand in occupancy and equipment costs, $219 thousand in outside service fees and $171 thousand in advertising and shareholder relations. The largest components of the increase in salary and benefit expense were $2.3 million in ERC during 2021, $1.5 million in salary expense and $365 thousand in accrued bonus expense. The increase in occupancy and equipment expense includes $313 thousand related to our Yuba City branch. The largest components of the increase in outside service fees were $131 thousand in debit card and ATM processing costs and $91 thousand in human resources administration and payroll processing. The increase in advertising and shareholder costs mostly relates to an increase of $162 thousand in expense paid to an advertising agency which is primarily focused on building our brand in Northern Nevada.

Plumas Bancorp is headquartered in Reno, Nevada. Plumas Bancorp’s principal subsidiary is Plumas Bank, which was founded in 1980. Plumas Bank is a full-service community bank headquartered in Quincy, California. The bank operates fourteen branches: twelve located in the California counties of Lassen, Modoc, Nevada, Placer, Plumas, Shasta and Sutter and two branches located in Nevada in the counties of Carson City and Washoe. The bank also operates three loan production offices located in the California counties of Butte and Placer and Klamath Falls, Oregon. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies

Contact: Jamie Huynh

Investor Relations

Plumas Bancorp

5525 Kietzke Lane Ste. 100

Reno, NV 89511

775.786.0907 x8908

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of September 30,
	2022	2021	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$334,124	$372,993	$(38,869)	-10.4%
Investment securities	383,178	275,061	108,117	39.3%
Loans, net of allowance for loan losses	849,703	828,611	21,092	2.5%
Loans held for sale	434	28,364	(27,930)	(98.5)%
Premises and equipment, net	18,133	16,005	2,128	13.3%
Bank owned life insurance	15,910	15,743	167	1.1%
Real estate acquired through foreclosure	369	569	(200)	(35.1)%
Goodwill	5,502	5,502	-	100.0%
Accrued interest receivable and other assets	45,718	28,632	17,086	59.7%
Total assets	$1,653,071	$1,571,480	$81,591	5.2%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$1,511,196	$1,404,446	$106,750	7.6%
Accrued interest payable and other liabilities	25,115	27,191	(2,076)	(7.6)%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	1,546,621	1,441,947	104,674	7.3%
Common stock	27,240	26,705	535	2.0%
Retained earnings	121,505	100,992	20,513	20.3%
Accumulated other comprehensive (loss) income, net	(42,295)	1,836	(44,131)	(2403.6)%
Shareholders’ equity	106,450	129,533	(23,083)	-17.8%
Total liabilities and shareholders’ equity	$1,653,071	$1,571,480	$81,591	5.2%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED SEPTEMBER 30,	2022	2021	Dollar Change	Percentage Change

Interest income	$16,005	$13,869	$2,136	15.4%
Interest expense	289	319	(30)	-9.4%
Net interest income before provision for loan losses	15,716	13,550	2,166	16.0%
Provision for loan losses	300	250	50	20.0%
Net interest income after provision for loan losses	15,416	13,300	2,116	15.9%
Non-interest income	2,554	2,001	553	27.6%
Non-interest expense	8,198	6,601	1,597	24.2%
Income before income taxes	9,772	8,700	1,072	12.3%
Provision for income taxes	2,544	2,122	422	19.9%
Net income	$7,228	$6,578	$650	9.9%

Basic earnings per share	$1.24	$1.13	$0.11	9.7%
Diluted earnings per share	$1.23	$1.12	$0.11	9.8%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE NINE MONTHS ENDED SEPTEMBER 30,	2022	2021	Dollar Change	Percentage Change

Interest income	$42,037	$34,786	$7,251	20.8%
Interest expense	878	826	52	6.3%
Net interest income before provision for loan losses	41,159	33,960	7,199	21.2%
Provision for loan losses	1,000	875	125	14.3%
Net interest income after provision for loan losses	40,159	33,085	7,074	21.4%
Non-interest income	8,868	6,231	2,637	42.3%
Non-interest expense	23,904	18,225	5,679	31.2%
Income before income taxes	25,123	21,091	4,032	19.1%
Provision for income taxes	6,497	5,585	912	16.3%
Net income	$18,626	$15,506	$3,120	20.1%

Basic earnings per share	$3.19	$2.87	$0.32	11.1%
Diluted earnings per share	$3.15	$2.83	$0.32	11.3%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2022	6/30/2022	9/30/2021	9/30/2022	9/30/2021
EARNINGS PER SHARE
Basic earnings per share	$1.24	$0.97	$1.13	$3.19	$2.87
Diluted earnings per share	$1.23	$0.96	$1.12	$3.15	$2.83
Weighted average shares outstanding	5,845	5,843	5,800	5,837	5,397
Weighted average diluted shares outstanding	5,895	5,909	5,885	5,911	5,477
Cash dividends paid per share [1]	$0.16	$0.16	$0.14	$0.48	$0.42

PERFORMANCE RATIOS (annualized for the three months)
Return on average assets	1.72%	1.40%	1.71%	1.52%	1.58%
Return on average equity	23.7%	19.0%	19.6%	20.1%	18.3%
Yield on earning assets	4.07%	3.65%	3.92%	3.68%	3.79%
Rate paid on interest-bearing liabilities	0.15%	0.16%	0.19%	0.16%	0.19%
Net interest margin	4.00%	3.58%	3.83%	3.60%	3.70%
Noninterest income to average assets	0.61%	0.66%	0.52%	0.72%	0.64%
Noninterest expense to average assets	1.96%	1.98%	1.72%	1.95%	1.86%
Efficiency ratio [2]	44.9%	49.9%	42.4%	47.8%	45.3%

	9/30/2022	6/30/2022	9/30/2021	12/31/2021	12/31/2020
CREDIT QUALITY RATIOS AND DATA
Allowance for loan losses	$10,920	$10,919	$10,305	$10,352	$9,902
Allowance for loan losses as a percentage of total loans	1.27%	1.27%	1.23%	1.23%	1.40%
Allowance for loan losses as a percentage of total loans - excluding PPP loans	1.27%	1.28%	1.32%	1.29%	1.55%
Nonperforming loans	$1,485	$1,551	$4,873	$4,863	$2,536
Nonperforming assets	$1,872	$1,960	$5,465	$5,397	$2,970
Nonperforming loans as a percentage of total loans	0.17%	0.18%	0.58%	0.58%	0.36%
Nonperforming assets as a percentage of total assets	0.11%	0.12%	0.35%	0.33%	0.27%
Year-to-date net charge-offs	$432	$133	$472	$675	$516
Year-to-date net charge-offs as a percentage of average loans (annualized)	0.07%	0.03%	0.08%	0.09%	0.07%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,849	5,845	5,811	5,817	5,182
Shareholders' equity	$106,450	$116,158	$129,533	$134,082	$100,154
Book value per common share	$18.20	$19.87	$22.29	$23.05	$19.33
Tangible common equity[3]	$99,651	$109,287	$122,439	$127,067	$99,432
Tangible book value per common share[4]	$17.04	$18.70	$21.07	$21.84	$19.19
Tangible common equity to total assets	6.0%	6.7%	7.8%	7.9%	8.9%
Gross loans to deposits	56.8%	58.5%	59.7%	58.3%	72.9%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	8.9%	8.7%	8.6%	8.4%	9.2%
Common Equity Tier 1 Ratio	14.8%	14.4%	14.1%	14.4%	14.2%
Tier 1 Risk-Based Capital Ratio	14.8%	14.4%	14.1%	14.4%	14.2%
Total Risk-Based Capital Ratio	15.9%	15.5%	15.3%	15.5%	15.4%

(1) The Company paid a quarterly cash dividend of 16 cents per share on Febuary 15, 2022, May 16, 2022, and August 15, 2022, and a quarterly cash dividend of 14 cents per share on February 15, 2021, May 17, 2021, August 16, 2021 and November 15, 2021.

(2) Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).
(3) Tangible common equity is defined as common equity less goodwill and core deposit intangibles.
(4) Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents for the three-month periods indicated the distribution of consolidated average assests, liabilites and shareholders' equity.

	For the Three Months Ended			For the Three Months Ended
	9/30/2022			9/30/2021
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$863,132	$11,637	5.35%	$860,980	$12,384	5.71%
Loans held for sale	2,814	50	7.05%	15,846	219	5.48%
Investment securities	279,342	1,811	2.57%	173,039	714	1.64%
Non-taxable investment securities (1)	108,508	741	2.71%	81,995	443	2.14%
Interest-bearing deposits	305,526	1,766	2.29%	270,655	109	0.16%
Total interest-earning assets	1,559,322	16,005	4.07%	1,402,515	13,869	3.92%
Cash and due from banks	32,934			61,373
Other assets	70,665			59,386
Total assets	$1,662,921			$1,523,274

Interest-bearing liabilities:
Money market deposits	251,427	55	0.09%	250,034	95	0.15%
Savings deposits	410,496	89	0.09%	326,097	67	0.08%
Time deposits	58,179	39	0.27%	67,505	66	0.39%
Total deposits	720,102	183	0.10%	643,636	228	0.14%
Junior subordinated debentures	10,310	89	3.42%	10,310	90	3.46%
Other interest-bearing liabilities	10,842	17	0.62%	13,575	1	0.03%
Total interest-bearing liabilities	741,254	289	0.15%	667,521	319	0.19%
Non-interest-bearing deposits	789,218			709,896
Other liabilities	11,635			12,862
Shareholders' equity	120,814			132,995
Total liabilities & equity	$1,662,921			$1,523,274
Cost of funding interest-earning assets (4)			0.07%			0.09%
Net interest income and margin (5)		$15,716	4.00%		$13,550	3.83%

(1) Not computed on a tax-equivalent basis.
(2) Average nonaccrual loan balances of $1.6 million for 2022 and $6.2 million for 2021 are included in average loan balances for computational purposes.
(3) Net fees included in loan interest income for the three-month periods ended September 30, 2022 and 2021 were $50 thousand and $2.2 million, respectively.
(4) Total annualized interest expense divided by the average balance of total earning assets.
(5) Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents for the three-month periods indicated the distribution of consolidated average assests, liabilites and shareholders' equity.

	For the Nine Months Ended			For the Nine Months Ended
	9/30/2022			9/30/2021
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$847,043	$32,933	5.20%	$769,102	$31,029	5.39%
Loans held for sale	11,307	485	5.73%	10,522	441	5.60%
Investment securities	244,380	4,124	2.26%	152,116	1,921	1.69%
Non-taxable investment securities (1)	101,344	1,900	2.51%	71,067	1,182	2.22%
Interest-bearing deposits	324,172	2,595	1.07%	222,900	213	0.13%
Total interest-earning assets	1,528,246	42,037	3.68%	1,225,707	34,786	3.79%
Cash and due from banks	45,329			39,581
Other assets	66,667			44,630
Total assets	$1,640,242			$1,309,918

Interest-bearing liabilities:
Money market deposits	256,337	178	0.09%	212,115	222	0.14%
Savings deposits	397,445	256	0.09%	288,236	203	0.09%
Time deposits	61,405	127	0.28%	49,900	140	0.38%
Total deposits	715,187	561	0.10%	550,251	565	0.14%
Junior subordinated debentures	10,310	267	3.46%	10,310	255	3.31%
Other interest-bearing liabilities	11,601	50	0.58%	14,660	6	0.05%
Total interest-bearing liabilities	737,098	878	0.16%	575,221	826	0.19%
Non-interest-bearing deposits	767,181			611,422
Other liabilities	11,824			10,048
Shareholders' equity	124,139			113,227
Total liabilities & equity	$1,640,242			$1,309,918
Cost of funding interest-earning assets (4)			0.08%			0.09%
Net interest income and margin (5)		$41,159	3.60%		$33,960	3.70%

(1) Not computed on a tax-equivalent basis.
(2) Average nonaccrual loan balances of $3.3 million for 2022 and $4.2 million for 2021 are included in average loan balances for computational purposes.
(3) Net fees included in loan interest income for the nine-month periods ended September 30, 2022 and 2021 were $561 thousand and $4.4 million, respectively.
(4) Total annualized interest expense divided by the average balance of total earning assets.
(5) Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents the components of non-interest income for the three-month periods ended September 30, 2022 and 2021.

	For the Three Months Ended
	September 30,
	2022	2021	Dollar Change	Percentage Change
Interchange income	$864	$839	$25	3.0%
Service charges on deposit accounts	666	636	30	4.7%
Gain on sale of loans, net	353	-	353	100.0%
Loan servicing fees	220	200	20	10.0%
Earnings on life insurance policies	99	104	(5)	(4.81)%
Other	352	222	130	58.6%
Total non-interest income	$2,554	$2,001	$553	27.6%

The following table presents the components of non-interest expense for the three-month periods ended September 30, 2022 and 2021.

	For the Three Months Ended
	September 30,
	2022	2021	Dollar Change	Percentage Change
Salaries and employee benefits	$4,380	$2,940	$1,440	49.0%
Occupancy and equipment	1,220	1,043	177	17.0%
Outside service fees	1,007	1,101	(94)	(8.5)%
Professional fees	314	246	68	27.6%
Advertising and shareholder relations	194	154	40	26.0%
Telephone and data communication	190	206	(16)	(7.8)%
Armored car and courier	183	130	53	40.8%
Director compensation and expense	154	132	22	16.7%
Business development	130	95	35	36.8%
Amortization of Core Deposit Intangible	72	83	(11)	(13.3)%
Loan collection expenses	56	113	(57)	(50.4)%
Deposit insurance	48	128	(80)	(62.5)%
Other	250	230	20	8.7%
Total non-interest expense	$8,198	$6,601	$1,597	24.2%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents the components of non-interest income for the nine-month periods ended September 30, 2022 and 2021.

	For the Nine Months Ended
	September 30,
	2022	2021	Dollar Change	Percentage Change
Gain on sale of loans, net	$2,688	$591	$2,097	354.8%
Interchange income	2,478	2,367	111	4.7%
Service charges on deposit accounts	1,835	1,743	92	5.3%
Loan servicing fees	642	623	19	3.0%
Earnings on life insurance policies	281	279	2	0.7%
Other	944	628	316	50.3%
Total non-interest income	$8,868	$6,231	$2,637	42.3%

The following table presents the components of non-interest expense for the nine-month periods ended September 30, 2022 and 2021.

	For the Nine Months Ended
	September 30,
	2022	2021	Dollar Change	Percentage Change
Salaries and employee benefits	$12,700	$8,694	$4,006	46.1%
Occupancy and equipment	3,468	2,838	630	22.2%
Outside service fees	2,937	2,718	219	8.1%
Professional fees	930	1,039	(109)	(10.5)%
Telephone and data communication	572	536	36	6.7%
Armored car and courier	498	355	143	40.3%
Advertising and shareholder relations	496	325	171	52.6%
Director compensation and expense	429	329	100	30.4%
Deposit insurance	420	290	130	44.8%
Business development	372	222	150	67.6%
Amortization of Core Deposit Intangible	216	167	49	29.3%
Loan collection expenses	199	207	(8)	(3.9)%
Other	667	505	162	32.1%
Total non-interest expense	$23,904	$18,225	$5,679	31.2%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table shows the distribution of loans by type at September 30, 2022 and 2021.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	9/30/2022	9/30/2022	9/30/2021	9/30/2021
Commercial	$73,227	8.5%	$124,254	14.8%
Agricultural	124,894	14.6%	134,638	16.0%
Real estate – residential	15,999	1.9%	10,139	1.2%
Real estate – commercial	457,624	53.3%	402,921	48.0%
Real estate – construction & land	55,511	6.5%	39,085	4.7%
Equity Lines of Credit	34,568	4.0%	33,254	4.0%
Auto	91,425	10.7%	90,439	10.8%
Other	4,728	0.5%	4,213	0.5%
Total Gross Loans	$857,976	100%	$838,943	100%

The following table shows the distribution of deposits by type at September 30, 2022 and 2021.

		Percent of		Percent of
		Deposits in Each		Deposits in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Deposits	of Period	Total Deposits
	9/30/2022	9/30/2022	9/30/2021	9/30/2021
Non-interest bearing	$795,880	52.7%	$728,021	51.8%
Money Market	245,902	16.3%	265,440	18.9%
Savings	414,039	27.4%	344,236	24.5%
Time	55,375	3.6%	66,749	4.8%
Total Deposits	$1,511,196	100%	$1,404,446	100%